Exhibit 10.5

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONTRAVIR PHARMACEUTICALS, INC.,

CICLOFILIN ACQUISITION CORP.,

CICLOFILIN PHARMACEUTICALS, INC.

AND

ROBERT FOSTER, PHARM.D., PH.D., AS STOCKHOLDER REPRESENTATIVE

Dated as of May 26, 2016

AGREEMENT OF PLAN AND MERGER

Company Disclosure Schedules

Section 1.5(d)	Milestone Payments to Aurinia Pharmaceuticals, Inc.
Section 2.1	Organization, Standing and Power
Section 2.3	Capital Structure
Section 2.7	Undisclosed Liabilities
Section 2.8	Litigation

Section 2.9	Taxes
Section 2.11	Intellectual Property
Section 2.12	Contracts
Section 2.13	Labor and Other Employment Matters
Section 2.15	Brokers
Section 2.18(c)	Company Financial Statements
Section 8.14(hh)	Transaction Expenses

Buyer Disclosure Schedules

Section 3.1	Buyer Operating Subs
Section 3.10	Taxes
Section 3.11(b) and (g)	Contracts
Section 3.14	Labor and Other Employment Matters

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2016 (this "Agreement"), is entered into by and among CONTRAVIR PHARMACEUTICALS, INC., a Delaware corporation ("Buyer"), CICLOFILIN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), CICLOFILIN PHARMACEUTICALS, INC., a Delaware corporation ("Company"), and Robert Foster, Pharm.D., Ph.D., solely in his capacity as the representative of the Stockholders (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, Buyer desires to acquire 100% of the issued and outstanding shares of common stock, par value $0.001 per share (the "Company Common Stock") of the Company in a merger transaction (the “Merger”) on the terms, and subject to the conditions, set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL");

WHEREAS, the Company’s outstanding Convertible Subordinated Promissory Notes with an aggregate principal amount of $1,044,570.53 (the “Notes”) will convert into shares of Company Common Stock immediately before the Closing (as defined below);

WHEREAS, the board of directors of Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Company and the Stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Stockholders approve this Agreement and the Merger;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) and board of directors of Merger Sub (the “Merger Sub Board”) have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Buyer and Merger Sub and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the sole shareholder of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, prior to the Closing, Stockholders holding a majority of outstanding Common Stock shall approve by written consent or otherwise the Merger, the execution by Company of this Agreement and the consummation of the transactions contemplated herein, in accordance with Sections 228 and 251 of the DGCL (the “Company Stockholder Approval”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, expenses, liabilities and duties of the Company and Merger Sub shall become the debts, expenses, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “ContraVir Research, Inc.” (and excluding any provisions with respect to the incorporator) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as used therein shall be “ContraVir Research, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c) The parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the fifth (5th) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. At the Closing, the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall take all such reasonable further actions and make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.3 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 1.3(b) and other than Dissenting Shares (as defined below), shall be converted into the right to receive the Milestone Payments pursuant to Section 1.5.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any of the Subsidiaries of the Company, and all Shares owned of record by Buyer, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

The Milestone Payments, if any, to be paid following the conversion of Shares pursuant to Section 1.3(a) are referred to herein as the “Merger Consideration”. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 1.3(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, in each case without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 1.4(b). Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock or the securities convertible into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

1.4 Payments at Closing; Surrender of Certificates.

(a) Closing Statement. On or prior to the third business day prior to the Closing Date, Company shall prepare and deliver to Buyer the Closing Statement.

(b) Payments. At or immediately following the Effective Time, Buyer shall deposit or pay, or shall cause to be deposited or paid, the following amounts in immediately available funds: (i) an amount in cash equal to the unpaid Transaction Expenses to be paid according to the instructions in the Closing Statement and (ii) $200,000 to be deposited with the Company to fund an animal study in combination with CPI-431-32 in an animal model reasonably acceptable to the Company.

(b) Certificates. As promptly as practicable after the Effective Time, Buyer shall mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer, and shall otherwise be in such form and have such other provisions as Buyer may reasonably specify and as reasonably approved by the Company prior to the Effective Time, and (ii) instructions for effecting the surrender of the Certificates in exchange for the right to receive the Merger Consideration. Upon surrender of Certificates for cancellation to Buyer or to such agent or agents as may be appointed by Buyer, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may reasonably be required by Buyer, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which each Share formerly represented by such Certificates was converted pursuant to Section 1.3(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Buyer that such Taxes either have been paid or are not required to be paid.

(c) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares” and each individually a “Book-Entry Share”), in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, shall not be required to deliver a Certificate or an executed letter of transmittal to Buyer to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt by Buyer of an “agent’s message” (or such other evidence, if any, of surrender as Buyer may reasonably request) be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Book-Entry Share was converted pursuant to Section 1.3(a). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Rights Prior to Surrender. Until surrendered as contemplated by this Section 1.4, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration into which the Shares formerly represented by such Certificate or Book-Entry Share has been converted pursuant to Section 1.3(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(e) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of Section 1.3 and Section 1.4 upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 1.4(b) or Section 1.4(c), as applicable, without interest. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any Stockholder for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable or deliverable in respect thereof pursuant to this Agreement; provided, however, that Buyer may, in its reasonable discretion and as a condition precedent to the payment of any such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against Buyer, Merger Sub or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

1.5 Earnouts.

(a)            Milestone Payments. Subject to Section 1.5(d) and Buyer’s Right of Setoff pursuant to Article VII, upon the achievement by or on behalf of Buyer or the Surviving Corporation of the following events (each, a "Milestone Event"), Buyer shall pay to the Stockholders as specified in the Closing Statement the following additional amounts (each a "Milestone Payment"):

(i)	upon receipt of Phase I Positive Data from the Phase I trial of CPI-431-32 in humans: (1) such number of validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Buyer (the “Buyer Common Stock”) equal to 2.5% of the issued and outstanding Buyer Common Stock on the Closing Date and (2) $1,000,000 by wire transfer of immediately available funds;

(ii)	upon receipt of Phase II Positive Data from a proof of concept clinical trial (whether an HBV-positive Phase I clinical trial or a separate Phase II clinical trial, or otherwise) of CPI-431-32 in humans: (1) such number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to 7.5% of the issued and outstanding Buyer Common Stock on the Closing Date and (2) $3,000,000 by wire transfer of immediately available funds;

(iii)	upon initiation of a Phase III trial of CPI-431-32: $5,000,000 by wire transfer of immediately available funds; and

(iv)	upon the acceptance by the U.S. Food and Drug Administration of a new drug application for CPI-431-32: $8,000,000 by wire transfer of immediately available funds.

(b)            Adjustments to Merger Consideration.

(i)	Cash Amounts. The aggregate cash amount payable to any Stockholder pursuant to this Article I shall be rounded to the nearest whole cent ($0.01).

(ii)	No Fractional Shares. No fractional shares of Buyer Common Stock will be issued to the Stockholders under this Agreement. In lieu of fractional shares of Buyer Common Stock, each Stockholder shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction of a share of Buyer Common Stock to which such Stockholder would otherwise be entitled (after aggregating all fractional shares of Buyer Common Stock issuable to such stockholder), multiplied by (b) the volume weighted average price over the five (5) trading-day period ending on the trading day prior to the applicable Date of Achievement.

(iii)	Stock Splits. Notwithstanding anything in this Agreement to the contrary, if, following the Closing Date, the Buyer Common Stock or the securities convertible into or exercisable for shares of Buyer Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date following the Closing Date, the Milestone Payments contemplated in Sections 1.5(a)(i)(1) and 1.5(a)(ii)(1) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(c)            Notification and Payment by Buyer. Buyer shall promptly notify Stockholder Representative after the date a Milestone Event has been achieved, as determined by the majority of directors of the Buyer Board (the “Date of Achievement”). Within 30 days of notification by Buyer to Stockholder Representative of the realization of a Milestone, Buyer shall pay the corresponding Milestone Payment to the Stockholders according to the Closing Statement, in shares of Buyer Common Stock or in cash by wire transfer of immediately available funds, as applicable, and each as directed by the Stockholder Representative. Buyer shall consult with the Stockholder Representative prior to finalizing payment amounts to individual Stockholders.

(d)            Milestone Payments to Aurinia Pharmaceuticals Inc. The Milestone Payments to be made to the Stockholders shall be offset, in accordance with Section 1.5(d) of the Company Disclosure Schedule, by the milestone payments to be made by Buyer to Aurinia Pharmaceuticals, Inc. pursuant to Sections 4.1, 4.3 and 4.6 of that certain NICAMs Purchase and Sale Agreement, dated February 14, 2014, by and between Ciclofilin Pharmaceuticals Corp. and Aurinia Pharmaceuticals, Inc., as modified by that certain letter agreement, dated May 26, 2016.

1.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who otherwise complies with, Section 262 of the DGCL (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.3(a), and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable law, then such Dissenting Shares shall be deemed to be Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 1.3(a), without interest. The Company shall give Buyer (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to the Stockholders’ rights of appraisal, and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

1.7 Withholding Rights. Buyer, Merger Sub and the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold or cause to be deducted or withheld from any amount otherwise payable pursuant to this Agreement to any Person such amounts as Buyer, Merger Sub or the Surviving Corporation are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable law; provided, however, that before any such deduction or withholding is made, Buyer shall provide to the Stockholder Representative written notice of any applicable payor’s intention to make such deduction or withholding, which notice shall set forth, in reasonable detail, the authority, basis and method of calculation for such deduction or withholding, so as to provide the Stockholder Representative with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Entity, and Buyer shall reasonably cooperate with the Stockholder Representative to obtain such reduction of or relief from such deduction or withholding. Buyer, Merger Sub and the Surviving Corporation, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity by Buyer, Merger Sub or the Surviving Corporation or their respective Affiliates, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Buyer, Merger Sub or the Surviving Corporation or their respective Affiliates.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Buyer and Merger Sub, as qualified by the disclosure schedule delivered by Company to Buyer and Merger Sub concurrently herewith (the "Company Disclosure Schedule") (which Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article II, and any information disclosed in any such section of the Company Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article II, would also apply to such other representations and warranties), as follows:

Section 2.1 Organization, Standing and Power. The entities set forth in Section 2.1 of the Company Disclosure Schedule (the "Subsidiaries") are all of the Subsidiaries of Company. Company and each Subsidiary thereof is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 2.2 Certificate of Incorporation and Bylaws. Company has heretofore furnished or otherwise made available to Buyer and Merger Sub a complete and correct copy of the certificate of incorporation (the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws") of Company, as amended and in effect on the date hereof. The Company Certificate of Incorporation and Company Bylaws are in full force and effect. Company is not in violation of any provisions of the Company Certificate of Incorporation or Company Bylaws in any material respect.

Section 2.3 Capital Structure.

(a) The authorized capital stock of Company consists of 4,000,000 shares of Company Common Stock. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, as of the date of this Agreement, Company does not have any outstanding shares of capital stock or options, warrants, calls, rights, puts or Contracts to which Company is a party or by which Company is bound obligating Company to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Company or obligating Company to grant, extend or enter into any such option, warrant, call, right, put or Contract. All of the outstanding Company Shares are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, as of the date of this Agreement, Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. There are no Contracts to which Company or its respective officers or directors are a party concerning the voting of any capital stock of Company.

(b) There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of Company. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

(c) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of the Subsidiaries of Company is duly authorized, validly issued, fully paid and non-assessable and each such share (or other voting security or equity equivalent, as the case may be) is owned by Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

Section 2.4 Authority.

(a) (i) On or prior to the date of this Agreement, the Company Board has (x) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Company and the Stockholders, and (y) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (ii) prior to the Closing, the Company has obtained the Company Stockholder Approval.

(b) Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by it of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Company and, except for obtaining the Company Stockholder Approval, no other corporate proceedings on the part of Company (other than the filing of appropriate Merger documents as required by the DGCL) and no other Stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Merger Sub and the validity and binding effect of this Agreement on Buyer and Merger Sub) constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exception").

Section 2.5 Consents and Approvals; No Violation.

(a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company (including the consummation of the Merger) will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws or any equivalent organizational documents of Company, (ii) conflict with or violate any law applicable to Company, or (iii) require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract, Company permit or other instrument or obligation, except in each of the foregoing clauses (ii) and (iii) as would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or any other Person, except the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 2.6 Regulatory Compliance.

(a) To the Knowledge of Company, (i) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Company, and (ii) Company has no liability (whether actual or contingent) for failure to comply with the Federal Food, Drug, and Cosmetic Act (the "FDCA"), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration ("FDA") (collectively, "FDA Law and Regulation") or any law or regulation of a comparable foreign regulatory or Governmental Entity. There has not been any material violation of any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity by Company in its product development efforts, submissions, record keeping and reports to FDA or a comparable Governmental Entity that could reasonably be expected to require or lead to investigation, corrective action or enforcement, or regulatory or administrative action; provided that, to the extent the foregoing activities have been performed on Company's behalf by any third party contractors, the representation and warranty made in this sentence shall only be made to the extent of Company's Knowledge after exercise of reasonable diligence in requiring such contractors to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(b) To the Knowledge of Company, each of the product candidates of Company is being, and at all times has been, developed, tested, manufactured, labeled, promoted and stored, as applicable, in material compliance with FDA Law and Regulation and requirements of comparable foreign regulatory and Governmental Entities and, to the extent the foregoing activities have been performed on Company's behalf by any third party contractors, Company has exercised reasonable diligence in requiring such contractors to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity, other than Taxes that are not yet due and payable.

(c) To the Knowledge of Company, the clinical trials, studies and other preclinical tests conducted by Company were, and if still pending, are, being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of Company and applicable FDA and foreign requirements including, but not limited to, good clinical practices, good laboratory practices, and FDA Law and Regulation including the protection of human subjects and, to the extent the foregoing activities have been performed on Company's behalf by any third party contractors, Company has exercised reasonable diligence in requiring such contractors to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity. Company has not received any written notice from the FDA or any other regulatory or Governmental Entity requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of Company and, to the Knowledge of Company, there is no reasonable basis for any termination, suspension, or material modification, for, in each case, purposes of the protection of subject health or safety, of any ongoing human clinical trial being conducted by or on behalf of Company.

(d) With respect to all third party manufacturers and suppliers of key raw materials (each a "Third Party Manufacturer") used by Company, (i) to the Knowledge of Company, each such Third Party Manufacturer (A) has complied and is complying, in each case in all material respects, with all applicable laws, rules, and regulations, including the FDA Law and Regulation and any similar state or foreign laws and (B) has all material Permits to perform its obligations as a Third Party Manufacturer and all such Permits are in full force and effect and (ii) Company has exercised reasonable diligence in requiring Third Party Manufacturers to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(e) To the Knowledge of the Company, in connection with Company's business, no director, officer, employee or agent of Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or (z) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in CPG. Section 120.100.

(f) Company has complied in all material respects with all applicable security and privacy standards regarding protected health information pursuant to the Health Insurance Portability and Accountability Act ("HIPAA") or any foreign equivalent and applicable privacy laws.

(g) To the extent applicable, Company has applied to the FDA and all comparable foreign regulatory or Governmental Entities for and received approval of all material registrations, applications, licenses, requests for exemptions, Permits and other regulatory authorizations (the "FDCA Permits") necessary to conduct the business of Company as currently conducted. Company is in material compliance with all such FDCA Permits. To the Knowledge of Company, no suspension, revocation, cancellation or withdrawal of the FDCA Permits is threatened and there is no basis for believing that such FDCA Permits will not be renewable upon expiration or will be suspended, revoked, cancelled, modified or withdrawn.

Section 2.7 Undisclosed Liabilities. Company has no material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with United States generally accepted accounting principles ("GAAP"), except liabilities (a) reflected or reserved against in Company's financial statements and (b) set forth in Section 2.7 of the Company Disclosure Schedule.

Section 2.8 Litigation. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Company, threatened against Company, and it is not subject to any Order that could prevent the consummation of the transactions contemplated by this Agreement.

Section 2.9 Taxes. Except as and to the extent disclosed in Section 2.9 of the Company Disclosure Schedule:

(a) All federal income Tax Returns and all other material Tax Returns required to be filed by or on behalf of Company have been properly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns, as amended, are accurate and complete in all material respects; provided, however, that regardless of what may be reported on such Tax Returns, Company makes no representation regarding the amount of any net operating losses that are available to it or have been reported by Company for any federal, state or other Tax purposes, and Company makes no representation regarding any limitation on use of its net operating losses that might apply either before or after the Closing Date under Section 382 of the Code or any other applicable limitations under any Tax laws, rules or regulations. All material Taxes payable by or on behalf of Company (whether or not shown in a Tax Return) have been fully paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) and no request for any such waiver or extension is currently pending. Section 2.9 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of Company and with whom Tax Returns are required to be filed by or on its behalf, and a list of any jurisdictions (whether foreign or domestic) in which Company is not in good standing as a result of Tax obligations.

(b) To the Knowledge of Company, no audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to Company, and there is no dispute with respect to any liability for Taxes of Company either claimed, raised, or threatened in writing. There are no liens for Taxes on any of the assets of Company.

(c) Company (i) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) has duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and has paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable laws.

(d) Company has not received written notice from any taxing authority in a jurisdiction in which Company does not file a Tax Return stating that Company is or may be subject to taxation by that jurisdiction.

(e) Company (i) is not a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between Company and any of its respective Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) does not have any liability for the Taxes of any Person other than Company and its Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract (except for customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes).

(f) Within the past two (2) years, Company has not distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of Company been distributed in a transaction intended to be governed by Section 355 of the Code.

(g) Company has not engaged in a "reportable transaction" as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any "listed transactions" as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) Company has not been at any time a United States Real Property Holding

Corporation within the meaning of Section 897(c)(2) of the Code.

(i) Company (i) has not elected to change, nor is Company required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is not the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j) Company has not made any payments and is not obligated to make any payments, nor is Company a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Sections 280G or 162(m) of the Code.

(k) To the Knowledge of Company, there are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of Company under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.10 Environmental Matters. Company is in compliance in all material respects with (a) all Environmental Laws and (b) the requirements of all Permits issued under such Environmental Laws with respect to Company. There are no pending or, to the Knowledge of Company, threatened Actions relating to Environmental Laws against Company.

Section 2.11 Intellectual Property.

(a) To the Knowledge of Company, (i) Company's use of (and practice of any technology claimed by) all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights utilized in, or reasonably necessary to conduct, Company's business as currently conducted (collectively, the "Company Intellectual Property") does not infringe on, misappropriate, or otherwise violate the intellectual property rights of any third party, and is in accordance in all material respects with any applicable licenses or other agreements pursuant to which Company acquired the right to use such Company Intellectual Property and (ii) Company owns sufficient rights and/or interest in the Company Intellectual Property to conduct its business as currently conducted without infringement, misappropriation, or violation of any third party's intellectual property rights. The Company Intellectual Property is listed Section 2.11(a) of the Company Disclosure Schedule.

(b) Company has not received any notice, written or otherwise, and has no Knowledge of, (i) any claim that is pending or threatened, Order, or proceeding with respect to any Company Intellectual Property or Company's practice of any third party's intellectual property rights, (ii) any allegation by any third party that Company has infringed, misappropriated, or violated any intellectual property rights of any third party, or (iii) any notice of any alleged or actual breach of any license or other agreement pursuant to which Company acquired the right to use any Company Intellectual Property. To the Knowledge of Company, there is no reasonable basis for any third party to claim of intellectual property right infringement, misappropriation, or violation against Company with respect to the conduct of Company's business.

(c) Company has maintained commercially reasonable practices to protect the confidentiality of its confidential information and trade secrets and has required all employees, consultants, and other Persons or entities to whom it provided access to its confidential information (other than attorneys, accountants, and others with professional duties of confidentiality, to whom this requirement shall not apply) to execute written agreements requiring them to maintain the confidentiality of such information and to limit his, her or its use of such information on commercially reasonable terms

Section 2.12 Contracts.

(a)  Section 2.12(a) of the Company Disclosure Schedule set forth all Contracts, understandings or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary right (each, a “Material Company Contract”).

(b) Each Material Company Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Company Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Company Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Company Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Company under any Material Company Contract.

Section 2.13 Labor and Other Employment Matters.

(a) No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Company Material Adverse Effect. Company is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours.

(b) Except as disclosed in Section 2.13(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, parachute or otherwise) becoming due to any director or any employee of Company or its Affiliates from Company or its Affiliates under any Company Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c) Except as disclosed in Section 2.13(c) of the Company Disclosure Schedule, Company is not (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments to or provide any benefits under COBRA to any former employee, or (iii) to the Knowledge of Company, subject to any outstanding worker's compensation claims.

Section 2.14 Employee Benefits; ERISA.

(a) (i) Each plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each "voluntary employees' beneficiary association" under Section 501(c)(9) of the Code and each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") (collectively, the "Company Plans") complies in all material respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no Company Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Company nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any "multiemployer plan" (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(b) No Company Plan provides, or reflects or represents any liability of Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws. Company has not represented, promised or contracted (whether in oral or written form) to any employee of Company or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable law.

(c) For each Company Plan, Company has furnished to Buyer a copy of such plan (i) if the Company Plan has been reduced to writing, the current plan document together with all amendments thereto, (ii) if the Company Plan has not been reduced to writing, a written summary of all material plan terms, (iii) each trust or other funding arrangement (if applicable), (iv) each summary plan description, or other summary of the Company Plan that describes which employees of Company are covered by the Company Plan, what benefits are provided, and who pays for such benefits, (v) the most recently filed IRS Form 5500 (if applicable), (vi) the most recently received IRS determination letter or IRS notification letter for each such Company Plan that is an employee pension benefit plan (other than a plan that is unfunded and covers only employees who are among the select group of management or highly compensated employees of Company) ("Company Qualified Plan"), and (vii) if applicable, the most recently prepared actuarial report and/or financial statement.

(d) Each employee welfare benefit plan is in compliance in all respects with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA"), and the rules and regulations promulgated there under and no federal income Taxes or penalties have been imposed or could be imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to Employees.

(e) Company has made all contributions, premiums or payments required to be made with respect to any Company Plan on or before their due dates. No Action is pending, threatened or to the Knowledge of the Company, contemplated with respect to any LBM Plan (other than claims for benefits in the ordinary course). No event has occurred regarding any Company Qualified Plan that is reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code or the exempt status of any trust under Section 501(a) of the Code. With respect to each Company Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been timely made or properly accrued with the provisions of each of Company Plans, applicable law and GAAP.

Section 2.15 Brokers. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no broker, investment banker or other Person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

Section 2.16 Certain Business Practices; Compliance with Laws. Neither Company nor, to the Knowledge of Company, any directors or officers, agents or employees of Company, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable law. To the Knowledge of Company, (a) Company has conducted and continues to conduct business in accordance with all laws applicable to Company and Company is not in violation of any such law, and (b) Company is not under any investigation, been charged by a court of competent jurisdiction with or given written notice of any violation with respect to any violation of any applicable law.

Section 2.17 Related Party Transactions. No executive officer or director of Company or any person owning 5% or more of the shares of Company Common Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Company or any of its respective assets, rights or properties or has any interest in any property owned by Buyer or any Buyer Operating Sub or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 2.18 Company Financial Statements.

(a) The Company has made available to Buyer correct and complete copies of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of each of the fiscal years ended December 31, 2015 and 2014 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2015 and 2014 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016 and the unaudited consolidated statements of income, stockholders’ equity and cash flows for the three months ended March 31, 2016 (all of the foregoing financial statements are collectively referred to as the “Company Financial Statements”).

(b) The Company Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without material modification of the accounting principles used therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments (which shall not be material individually or in the aggregate).

(c) Section 2.18(c) of the Company Disclosure Schedule sets forth the total amount of outstanding Indebtedness as of the date hereof and the breakdown of such amount between the different categories of Indebtedness set forth in the definition thereof, and the applicable lender, counterparty or other party or parties thereof. As of immediately prior to the Closing, the only Indebtedness will be the Bridge Loan.

(d) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K.

(e) There are no significant deficiencies or material weaknesses in the design or operations of the internal controls over financial reporting relating to the Company. The Company has implemented disclosure controls and procedures designed to ensure that material information relating to such entity is made known to the management of such entity by others within such entity. The Company has not have received any written complaint, allegation or assertion or claim that such entity has engaged in questionable financial reporting, accounting or auditing practices. To the Knowledge of the Company, there has not been any fraud, whether or not material, that involves the officers or other employees and former employees of such entity who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 2.19 Title to Assets. The Company and its Subsidiaries have good and marketable title in fee simple to, or have valid and marketable rights to lease or otherwise use, all real property and all personal property that is described in the Company Financial Reports or acquired after December 31, 2015, in each case free and clear of all Encumbrances, except for (i) Encumbrances that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and (ii) liens for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP, and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

Section 2.20 Representations Complete. Neither the representations and warranties of Company set forth herein nor the related Company Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby, jointly and severally, represent and warrant to Company, as qualified by the disclosure schedule delivered by Buyer and Merger Sub concurrently herewith (the "Buyer Disclosure Schedule") (which Buyer Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Buyer Disclosure Schedule, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article III, would also apply to such other representations and warranties), as follows:

Section 3.1 Organization, Standing and Power.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) As of the Closing, the entities set forth in Section 3.1 of the Buyer Disclosure Schedule attached hereto (including the Merger Sub) (collectively, the "Buyer Operating Subs") will be all of the Subsidiaries of Buyer, and each of which is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Other than the Buyer Operating Subs (as of the Closing Date), Buyer does not, directly or indirectly, own any capital stock, ownership, equity, profits or voting interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, and, except as contemplated in this Agreement, Buyer has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(c) Prior to the Closing, Buyer will deliver or make available to Company complete and correct copies, as amended, of its Certificate of Incorporation (the "Buyer Certificate of Incorporation") and Bylaws (the "Buyer Bylaws") that shall be the Certificate of Incorporation and Bylaws of Buyer at the Effective Time. The Buyer Certificate of Incorporation and Buyer Bylaws are in full force and effect. Buyer is not in violation of any of the provisions of such Certificate of Incorporation and Bylaws.

Section 3.2 Authority.

(a) On or prior to the date of this Agreement, the Merger Sub Board as well as the Buyer Board and the stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby, including the Merger. No additional approvals are required from the Merger Sub Board, the Buyer Board or the Buyer’s stockholders in connection with the Merger or the other transactions contemplated hereby.

(b) Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub (other than the filing of the Certificate of Merger as required by the DGCL) and no other corporate proceedings on the part of Buyer and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by Company and the validity and binding effect of this Agreement on Company) constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except to the extent enforceability may be limited by the Bankruptcy and Equity Exception.

Section 3.3 SEC Documents and Other Reports. Buyer has timely filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by it since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Buyer SEC Documents"). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Buyer SEC Documents complied in all material respects with the requirements of applicable laws and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.4 Consents and Approvals; No Violation.

(a) The execution and delivery of this Agreement by each of Buyer and Merger Sub do not, and the performance of this Agreement by each of Buyer and Merger Sub will not, (i) conflict with or violate any provision of the Buyer Certificate of Incorporation or Buyer Bylaws or any equivalent organizational documents of any Buyer Operating Sub (including Merger Sub), (ii) conflict with or violate any law applicable to Buyer or any Buyer Operating Sub, or (iii) except for those already obtained, require any consent or approval under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract or other instrument or obligation.

(b) The execution and delivery of this Agreement by Buyer do not, and the performance of the Agreement by Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or any other Person, except for those already obtained or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 3.5 Regulatory Compliance.

(a) Except as disclosed in the Buyer SEC Documents, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Buyer or any Buyer Operating Sub, and, to the Knowledge of Buyer, Buyer has no liability (whether actual or contingent) for failure to comply with FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(b) Except as disclosed in the Buyer SEC Documents, to the Knowledge of Buyer, each of the product candidates of Buyer and Buyer Operating Subs are being, and at all times have been, developed, tested, manufactured, labeled, promoted and stored, as applicable, in material compliance with FDA Law and Regulation and requirements of comparable foreign regulatory and Governmental Entities and, to the extent the foregoing activities have been performed on Buyer's behalf by any third party contractors, Buyer has exercised reasonable diligence in requiring such contractors to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(c) Except as disclosed in the Buyer SEC Documents, to the Knowledge of Buyer, the clinical trials, studies and other preclinical tests conducted by Buyer and any Buyer Operating Sub were, and if still pending, are, being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of Buyer and applicable FDA and foreign requirements including, but not limited to, good clinical practices, good laboratory practices, and FDA Law and Regulation including the protection of human subjects and, to the extent the foregoing activities have been performed on Buyer' behalf by any third party contractors, Buyer has exercised reasonable diligence in requiring such contractors to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(d) Except as disclosed in the Buyer SEC Documents, with respect to all Third Party Manufacturers used by Buyer or any Buyer Operating Sub, (i) to the Knowledge of Buyer, each such Third Party Manufacturer (A) has complied and is complying, in each case in all material respects, with all laws, including FDA Law and Regulation and any similar state or foreign laws and (B) has all material Permits to perform its obligations as a Third Party Manufacturer and all such Permits are in full force and effect and (ii) Buyer and all Buyer Operating Subs have exercised reasonable diligence in requiring all Third Party Manufacturers to comply with applicable FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Entity.

(e) Except as disclosed in the Buyer SEC Documents, in connection with Buyer' and Buyer Operating Subs' businesses, no director, officer, employee or agent of Buyer or any Buyer Operating Sub has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or (z) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in CPG. Section 120.100.

(f) Except as disclosed in the Buyer SEC Documents, Buyer and all Buyer Operating Subs have complied with all applicable security and privacy standards regarding protected health information pursuant to HIPAA or any foreign equivalent and applicable privacy laws.

(g) Except as disclosed in the Buyer SEC Documents, to the extent applicable, Buyer and all Buyer Operating Subs have applied to the FDA and all comparable foreign regulatory or Governmental Entities for and received all FDCA Permits necessary to conduct the business of Buyer and all Buyer Operating Subs as currently conducted. Buyer and all Buyer Operating Subs are in material compliance with all such FDCA Permits. To the Knowledge of Buyer, no suspension, revocation, cancellation or withdrawal of the FDCA Permits is threatened and there is no basis for believing that such FDCA Permits will not be renewable upon expiration or will be suspended, revoked, cancelled, modified or withdrawn.

Section 3.6 Intellectual Property. Except as disclosed in the Buyer SEC Documents:

(a) to the Knowledge of Buyer, (i) the use of (and practice of any technology claimed by) all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights utilized in, or reasonably necessary to conduct, Buyer' and Buyer Operating Subs' businesses as currently conducted (collectively, the "Buyer Intellectual Property") by Buyer and the Buyer Operating Subs does not infringe on, misappropriate, or otherwise violate the intellectual property rights of any third party, and is in accordance in all material respects with any applicable licenses or other agreements pursuant to which Buyer or the Buyer Operating Subs acquired the right to use such Buyer Intellectual Property and (ii) Buyer and the Buyer Operating Subs own sufficient rights and/or interest in the Buyer Intellectual Property to conduct their businesses as currently conducted without infringement, misappropriation, or violation of any third party's intellectual property rights;

(b) neither Buyer nor any Buyer Operating Sub has received any notice, written or otherwise, nor has any Knowledge of, (i) any claim that is pending or has been threatened in writing, Order or proceeding with respect to any Buyer Intellectual Property or Buyer' or any Buyer Operating Sub's practice of any third party's intellectual property rights, (ii) any allegation by any third party that Buyer or any Buyer Operating Sub has infringed, misappropriated, or violated any intellectual property rights of any third party, or (iii) any notice of any alleged or actual breach of any license or other agreement pursuant to which Buyer or any Buyer Operating Sub acquired the right to use Buyer Intellectual Property; and

(c) Buyer and all Buyer Operating Subs have maintained commercially reasonable practices to protect the confidentiality of their confidential information and trade secrets and have required all employees, consultants, and other persons or entities to whom they provided access to their confidential information (other than attorneys, accountants, and others with professional duties of confidentiality, to whom this requirement shall not apply) to execute written agreements requiring them to maintain the confidentiality of such information and to limit his, her or its use of such information on commercially reasonable terms.

Section 3.7 Brokers. No broker, investment banker or other Person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.8 Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.9 Buyer Financial Statements.

(a) The Buyer has made available to Company correct and complete copies of (i) the audited consolidated balance sheet of the Buyer and its Subsidiaries as of each of the fiscal years ended June 30, 2015 and 2014 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended June 30, 2015 and 2014 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Buyer and its Subsidiaries as of December 31, 2015 and the unaudited consolidated statements of income, stockholders’ equity and cash flows for the six months ended December 31, 2015 (all of the foregoing financial statements are collectively referred to as the “Buyer Financial Statements”).

(b) The Buyer Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without material modification of the accounting principles used therein, and (ii) fairly present in all material respects the financial condition of the Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Buyer and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited Buyer Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments (which shall not be material individually or in the aggregate).

(c) The Buyer does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K.

(e) There are no significant deficiencies or material weaknesses in the design or operations of the internal controls over financial reporting relating to the Buyer. The Buyer has implemented disclosure controls and procedures designed to ensure that material information relating to such entity is made known to the management of such entity by others within such entity. The Buyer has not have received any written complaint, allegation or assertion or claim that such entity has engaged in questionable financial reporting, accounting or auditing practices. To the Knowledge of the Buyer, there has not been any fraud, whether or not material, that involves the officers or other employees and former employees of such entity who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 3.10 Taxes. Except as and to the extent disclosed in Section 3.10 of the Buyer Disclosure Schedule:

(a) Unless otherwise disclosed in the Buyer SEC Documents, Buyer and the Buyer Operating Subs (i) have complied with all applicable Tax laws, (ii) have filed all necessary Tax Returns required to be filed by them, and such Tax Returns are accurate and complete in all material respects, and (iii) have paid all due and owing amounts of Tax, whether or not set forth on a Tax Return. For any Taxes not yet due and owing, Buyer and the Buyer Operating Subs have made adequate provision for such Taxes in the Buyer Financial Statements, in accordance with GAAP.

(b) The most recent Buyer Financial Statements of Buyer and the Buyer Operating Subs reflect adequate reserves (in accordance with GAAP) for all material Taxes payable through the date of such Buyer Financial Statements. Since the date of the most recent Buyer Financial Statements, neither Buyer nor any of the Buyer Operating Subs has incurred any material liability for Taxes arising outside the ordinary course of business consistent with past custom and practice.

(c) Unless otherwise disclosed in the Buyer SEC Documents, all deficiencies asserted or assessed by a taxing authority against the Buyer and the Buyer Operating Subs have been paid in full or are adequately reserved in the Buyer Financial Statements, in accordance with GAAP.

(d) Unless otherwise disclosed in the Buyer SEC Documents, there are no liens for Taxes on any of the assets of Buyer and the Buyer Operating Subs.

Section 3.11 Contracts.

(a) Neither Buyer nor any Buyer Operating Sub is a party to or bound by any Contract that would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.11(b) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Operating Sub has received any claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Contract or agreement that extends beyond one year in duration and involves consideration of more than Ten Million Dollars ($10,000,000) in the aggregate over the remaining term of such Contract or agreement (each a "Material Buyer Contract").

(c) Neither Buyer nor any Buyer Operating Sub is in breach or violation of, or default under, any Material Buyer Contract, which breach, violation or default would have a Buyer Material Adverse Effect.

(d) Each Material Buyer Contract is a legal, valid and binding agreement of Buyer or the Buyer Operating Sub party thereto, subject to the Bankruptcy and Equity Exception.

(e) Neither Buyer nor any Buyer Operating Sub has received any notice, written or otherwise, with respect to a claim of default, notice of termination, notice of violation of covenant or other notice of third party dissatisfaction under any Material Buyer Contract, and neither Buyer nor any Buyer Operating Sub is in breach or violation of, or default under, any Material Buyer Contract.

(f) To the Knowledge of Buyer, no other party is in breach or violation of, or default under, any Material Buyer Contract.

(g) Except as set forth in Section 3.11(g) of the Buyer Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Buyer or any Buyer Operating Sub under any Material Buyer Contract.

Section 3.12 Environmental Matters. Except as disclosed in the Buyer SEC Documents, Buyer and the Buyer Operating Subs are in compliance in all material respects with (a) all Environmental Laws and (b) the requirements of all Permits issued under such Environmental Laws with respect to Buyer and the Buyer Operating Subs. There are no pending or, to the Knowledge of Buyer, threatened Actions relating to Environmental Laws against Buyer or any Buyer Operating Sub.

Section 3.13 Insurance. Except as disclosed in the Buyer SEC Documents, Buyer and the Buyer Operating Subs maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Buyer (taking into account the cost and availability of such insurance).

Section 3.14 Labor and Other Employment Matters. Except as disclosed in the Buyer SEC Documents, Buyer and each Buyer Operating Sub is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, wages and hours. Furthermore, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, parachute or otherwise) becoming due to any director or any employee of Buyer, any Buyer Operating Sub or their Affiliates from Buyer, any Buyer Operating Subs or their Affiliates, or (ii) result in any acceleration of the time of payment or vesting of any material benefits. Except as disclosed in Section 3.14 of the Buyer Disclosure Schedule and Buyer SEC Documents, Buyer is not (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments to or provide any benefits under COBRA to any former employee, nor (iii) to the Knowledge of Buyer, subject to any outstanding worker's compensation claims.

Section 3.15 Employee Benefits; ERISA. Except as disclosed in the Buyer SEC Documents:

(a) (i) Each plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each "voluntary employees' beneficiary association" under Section 501(c)(9) of the Code and each "employee benefit plan" within the meaning of Section 3(3) ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Buyer or any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate (collectively, the "Buyer Plans") complies in all material respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no Buyer Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Buyer nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any "multiemployer plan" (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(b) Buyer has made all contributions, premiums or payments required to be made with respect to any Buyer Plan on or before their due dates. No Action is pending or threatened with respect to any Buyer Plan (other than claims for benefits in the ordinary course). No event has occurred regarding any Buyer Qualified Plan that is reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code or the exempt status of any trust under Section 501(a) of the Code. With respect to each Buyer Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been timely made or properly accrued with the provisions of each of Buyer Plans, applicable law and GAAP.

Section 3.16 Absence of Certain Changes or Events. Since December 31, 2015, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Buyer and the Buyer Operating Sub has been conducted in the ordinary course of business and there has not been or occurred any event that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.17 Related Party Transactions. Except as disclosed in the Buyer SEC Documents, no executive officer or director of Buyer or any Buyer Operating Sub or any person owning 5% or more of the shares of Buyer Common Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Buyer or any Buyer Operating Sub or any of their respective assets, rights or properties or has any interest in any property owned by Buyer or any Buyer Operating Sub or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.18 Representations Complete. Neither the representations and warranties of Buyer set forth herein nor the related Buyer Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all Permits which are material to Company or Buyer, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 4.2 Public Announcements. Buyer and Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law (but then shall still provide a copy of the disclosure to the other party), and agreeing on the content thereof.

Section 4.3 Notification of Certain Matters. Buyer shall use its reasonable best efforts to give prompt notice to Company, and Company shall use its reasonable best efforts to give prompt notice to Buyer, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non- occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article V would, or would reasonably be expected to, fail to be satisfied, or (b) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.4 Stockholder Litigation. Subject to the agreement of Company's insurance carrier, Company shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Company and/or their respective directors or officers relating to the transactions contemplated by this Agreement by providing written notice of such litigation to Buyer within a reasonable time after Company learns of the litigation. Company agrees that it shall not settle or offer to settle any litigation against Company or any of its respective directors or officers by any Stockholder relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, for an amount greater than covered by its insurance carrier, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.5 Certain Tax Matters.

(a) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of Company that relate to (i) taxable periods ending on or before the Closing Date but are required to be filed after the Closing Date, or (ii) taxable periods beginning on or before and ending after the Closing Date. At least fifteen (15) Business Days prior to the due date (taking into account any extension) for the filing of any Tax Return described in the preceding sentence, Buyer shall deliver a copy of such Tax Return to the Stockholder Representative for the Stockholder Representative’s review and shall incorporate any reasonable comment that the Stockholder Representative submits to Buyer no less than five (5) Business Days prior to the due date for such Tax Return.

(b) If, subsequent to the Closing, Buyer or the Surviving Corporation receives notice of any audit, claim, inquiry, assessment or similar proceeding with respect to Taxes of Company for a taxable period (or portion thereof) ending on or before the Closing Date (a “Tax Contest”), then within fifteen (15) days after receipt of such notice, Buyer shall notify the Stockholder Representative of such notice. The Stockholder Representative shall have the right to control the conduct and resolution of any Tax Contest for which the Indemnifying Parties could reasonably be expected to be required to indemnify any Indemnified Party pursuant to Section 7.2; provided, however, that the Stockholder Representative shall keep Buyer reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining Buyer’s prior written consent thereto, which consent shall not be unreasonably withheld. Buyer shall have the right to control the conduct and resolution of all other Tax Contests (including Tax Contests described in the preceding sentence that the Stockholder Representative elects not to control); provided, however, that Buyer shall keep the Stockholder Representative reasonably informed of the progress of any such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining the Stockholder Representative’s prior written consent thereto, which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 4.5(b) and Section 7.5 with respect to Tax Contests, the provisions of this Section 4.5(b) shall control.

(c) Buyer shall bear any transfer, stamp, documentary, sales, use, registration, value added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby.

(d) Company shall deliver to Buyer by the Closing Date a certification by Company that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Buyer.

Section 4.6 Development. Following the Closing, Buyer shall act in good faith and shall use Milestone Diligence Efforts to cause each of the Milestone Events to be achieved as promptly as reasonably practicable following the Closing. Buyer shall not enter into an agreement after the Closing (i) with respect to a Buyer Liquidation Event or (ii) whereby Buyer or the Surviving Corporation directly or indirectly sells, licenses, conveys, assigns or otherwise transfers all or any significant portion of Buyer Intellectual Property rights or other interests (“Buyer Intellectual Property Conveyance”) in and to CPI- 431-32 to a third party unless, in each case such third party that succeeds to the rights of Buyer or the Surviving Corporation to develop CPI-431-32 (collectively, a “Successor Entity”) assumes the obligations of Buyer and the Surviving Corporation, as applicable, contained in this Agreement with respect to the development of CPI-431-32, including the Milestone Diligence Efforts and other agreements set forth in this Section 4.6 and the payment of the Milestone Payments; provided that for purposes of the definition of Milestone Diligence Efforts with respect to such Successor Entity, the reference to “Buyer” in such definition shall still be deemed to refer to Buyer, and not to the Successor Entity, as Buyer existed prior to any transactions related to the acquisition of any rights or obligations by the Successor Entity.

Section 4.7 Operation of the Company’s Business.

(a)            Ordinary Course. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the ”Pre-Closing Period”), the Company shall, except as otherwise expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company.

(b)            Required Consent. In addition, without limiting the generality of Section 4.7(a), except as permitted or contemplated by the terms of this Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not directly or indirectly do any of the following:

(i)	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, nor repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)	sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)	amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company, or effect the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)	form any subsidiary or acquire any equity interest or other interest in any other Person;

(v)	make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company from the date of this Agreement until the Closing, do not exceed $5,000 per month;

(vi)	enter into, or permit any of the assets owned or used by it to become bound by, any Material Company Contract, or amend or prematurely terminate, or waive any material right or remedy under, any Material Company Contract;

(vii)	lend money or pay any bonuses to any Person (except that the Company may make routine travel advances to employees or consultants in the ordinary course of business and consistent with past practices), or incur or guarantee any indebtedness for borrowed money;

(viii)	establish, adopt or amend any Company Plan, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or hire any new employees;

(ix)	change any of its methods of accounting or accounting practices in any material respect;

(x)	make any Tax election other than Tax elections within the ordinary course of business, consistent with past practice;

(xi)	commence or settle any Actions; and

(xii)	agree or commit to take any of the actions described in clauses “(i)” through “(xii)” above.

Section 4.8 Notification by Company; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Buyer in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article V impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.9 (a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Buyer an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Article VII), or (ii) determining whether any of the conditions of Article V has been satisfied.

Section 4.9 Notification by Buyer.

(a) During the Pre-Closing Period, the Buyer shall promptly notify the Company in writing of:

(i) the discovery by the Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of Parent; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article V impossible or unlikely.

Section 4.10 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.

The Company shall promptly notify Buyer in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its respective affiliates during the Pre-Closing Period.

ARTICLE V

CONDITIONS PRECEDENT TO THE MERGER

Section 5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Buyer and Company at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, Order or decree issued by a court or agency of competent jurisdiction preventing the consummation of the Merger shall have been issued and remain in effect, and no law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(b) No Litigation. There shall not be pending any Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(c) Employment Agreements. Buyer and each of Robert Foster, Daren Ure and Dan Trepanier shall have entered into and delivered to Buyer employment agreements in the forms attached hereto as Exhibits A-1, A-2 and A-3, respectively.

(d) Consulting Agreement. Buyer and Michael Kamdar shall have entered into and delivered to Buyer a consulting agreement in the form attached hereto as Exhibit B.

Section 5.2 Conditions to Obligation of Buyer to Effect the Merger. The obligation of Buyer to effect the Merger shall be subject to the fulfillment, or waiver by Buyer, at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and shall have complied with all covenants and conditions required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified will be true in all respects) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Consents and Approvals. Company shall have received all necessary consents and approvals from all relevant Governmental Entities, and Company shall have made all necessary filings or notices to Governmental Entities. Company shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by Company in connection with the transactions contemplated hereby.

(d) Officer's Certificate. Buyer shall have received from Company a certificate of an executive officer of Company (i) as to the satisfaction of the conditions set forth in this Section 5.2, (ii) attaching a certified copy of resolutions duly adopted by the Company Board approving this Agreement and consummation of the Merger and the transactions contemplated hereby, and (iii) attaching a certified copy of the Company Stockholder Approval.

(e) Closing Statement. Buyer shall have received from Company the Closing Statement.

Section 5.3 Conditions to Obligations of Company to Effect the Merger. The obligations of Company to effect the Merger shall be subject to the fulfillment, or waiver by Company, at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Each of Buyer and Merger Sub shall have performed each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date and shall have complied with all covenants and conditions required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Buyer Material Adverse Effect, which representations and warranties as so qualified will be true in all respects)as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Consents and Approvals. Buyer and Merger Sub shall have received all necessary consents and approvals from all relevant Governmental Entities, and Buyer and Merger Sub shall have made all necessary filings or notices to Governmental Entities. Buyer and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by Buyer and Merger Sub in connection with the transactions contemplated hereby.

(d) SEC Reports. Buyer shall have timely filed with the SEC all reports, forms, schedules, statements and other documents required to be filed or furnished by Buyer with the SEC, or distributed or otherwise disseminated to Buyer' stockholders in connection with the transactions contemplated herein, and any amendments or supplements thereto, when filed, furnished, distributed or disseminated, as applicable, and such reports, forms, schedules, statements and other documents shall have complied in all material respects as to form and with the requirements of applicable law as of the Closing Date.

(e) Officer's Certificate. Company shall have received from Buyer a certificate of an executive officer of Buyer (i) as to the satisfaction of the conditions set forth in this Section 5.3, and (ii) attaching a certified copy of resolutions duly adopted by the Buyer Board and the Merger Sub Board approving this Agreement and consummation of the Merger and the transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Buyer and Company, duly authorized, or by mutual action of their respective Boards of Directors;

(b) by either Buyer or Company:

(i) if the Merger shall not have been consummated on or before July 31, 2016 (as mutually extended until the Outside Date); provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; or

(ii) if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such Order or action shall have become final and non- appealable; provided, however, that the right to terminate under this Section 6.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action;

(c) by Buyer (provided it is not then in material breach of any of its obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Company as set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the applicable conditions set forth in Article V would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Company, Buyer may not terminate this Agreement under this Section 6.1(c) for so long as Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Buyer to Company, or (ii) if the Company Board (or any subgroup or committee thereof) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Buyer or shall have resolved to do any of the foregoing; or

(d) by Company (provided that it is not then in material breach of any of its obligations under this Agreement) (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub as set forth in this Agreement, or (ii) if any representation or warranty of Buyer or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in Article V would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Buyer or Merger Sub, Company may not terminate this Agreement under this Section 6.1(d) for so long as Buyer continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Company to Buyer.

The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 6.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Company, as provided in Section 6.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of Company, Buyer or Merger Sub, or their respective officers or directors (except for confidentiality agreements, Section 4.2, this Section 6.2 and the entirety of Article VII and Article VIII, all of which shall survive the termination). Nothing contained in this Section 6.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a party from exercising its rights under Section 8.8.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties.

(a) The representations and warranties of Company contained in this Agreement shall survive the Closing Date until the twenty-four (24) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 2.1, 2.3, 2.4 and 2.15 ("Fundamental Representations") shall survive indefinitely, and (ii) the representations and warranties made pursuant to Sections 2.9, 2.10, 2.13 and 2.14 shall survive until the expiration of the relevant statute of limitations plus 60 days. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a Buyer Indemnified Party to Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 7.2 Indemnification. Subject to the terms and conditions of this Article VII: Stockholders, severally and not jointly (in accordance with the Closing Statement) (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”), shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (each, an “Indemnified Party” and collectively, the "Indemnified Parties") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages or amounts that are paid in settlement (collectively, the "Indemnification Liabilities") incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c) any claim made by any Stockholder relating to such Person's rights with respect to the Merger Consideration or Milestone Payments;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e) Transaction Expenses to the extent not paid at closing from by Buyer pursuant to Section 1.4(b) or any Indebtedness outstanding at closing; or

(f) all Actions, claims or demands incident to any of the foregoing or initiated to enforce the indemnification provisions in this Agreement.

Section 7.3 Limitations on Indemnification.

(a) In no event shall Company or the Stockholders be liable for claims of Damages pursuant to Section 7.2 or otherwise in an amount in excess of 10% of the aggregate of any remaining Milestone Payments which may be paid subsequent to the time of such claim (the “Liability Cap”). Notwithstanding the foregoing, the Liability Cap shall not be applicable to Damages related to claims for breach of any Fundamental Representation.

(b) If an amount has been claimed by an Indemnified Party pursuant to Section 7.2 of this Agreement (whether or not finally determined to be owed by the Stockholders), Buyer may setoff (the “Right of Setoff”) such amounts claimed against subsequent Milestone Payments payable by Buyer after such claim (if required to be paid pursuant to Section 1.5(a)), on a dollar for dollar basis. In the event a claim for indemnification under this Article VII shall have been finally determined, the amount of the related Damages (after taking into account the limitations of Section 7.3(a)) shall be paid solely through the Right of Setoff to the extent not previously setoff. Once a claim is finally determined in accordance with this Agreement, if the Damages relating to such claim are determined to be less than the amount setoff against the Milestone Payment, Parent shall notify the Stockholder Representative. Thereafter, the Stockholder Representative shall prepare a payment allocation schedule showing the portion of such amount to be paid to each Stockholder and deliver such payment allocation schedule to Buyer. Within five (5) Business Days following Buyer’s receipt of such payment allocation schedule, Buyer shall pay, or cause to be paid, to each Stockholder the portion of such amount set forth opposite such Stockholder’s name on such payment allocation schedule in immediately available funds by check or by wire transfer to such bank account or accounts as may be specified on such payment allocation schedule. For avoidance of doubt, Buyer shall not be permitted under this Section 7.3(b) to seek a setoff for Damages against any Milestone Payments if such amounts have been previously paid to the Stockholders.

(c) From and after the Effective Time, the Right of Setoff shall be the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement, of Company contained in, or any other claims based upon, arising out of, or otherwise in respect of, this Agreement. No current or former stockholder, director, officer, employee, agent, consultant, Affiliate or advisor of Company shall have any liability of any nature to an Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement contained in, or any other claims based upon, arising out of, or otherwise in respect of, this Agreement.

(d) Without limiting the effect of any other limitation contained in this Article VII, the indemnification provided for in Section 7.2 shall not apply except to the extent that the aggregate Damages against which an Indemnified Party would otherwise be entitled to be indemnified under this Article VII exceeds $25,000 (the “Basket”), in which event the Indemnified Party shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Damages in excess of the Basket; provided, however, the Basket shall not apply to any claims related to a breach of any Fundamental Representation.

(e) For purposes of computing the amount of any Damages incurred by an Indemnified Party under Section 7.2, there shall be deducted an amount equal to the amount of (i) any insurance proceeds actually received or reasonably expected to be received by the Indemnified Party or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds) and (ii) any Tax benefit realized by the Indemnified Party or any of its Affiliates in connection with such Damages.

(f) Nothing in this Section 7.3 shall limit, and neither the Liability Cap nor the Basket nor the limitations on the Right of Setoff set forth in Section 7.3(b) shall apply to, any remedy Buyer may have against any Person for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.

Section 7.4 Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to this Article VII shall constitute a purchase price adjustment for Tax purposes and shall be treated as such by Buyer and Stockholders on their Tax Returns to the extent permitted by law.

Section 7.5 Notice of Claim; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within five (5) Business Days of such determination, stating the amount of the Indemnification Liabilities, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Within ten (10) Business Days after receiving notice of a claim for indemnification, the Indemnifying Party shall, by written notice to the Indemnified Party, either concede or deny liability for the claim in whole or in part. Any payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment by a third party (each, a "Third Party Claim") against it or which may give rise to a claim for Indemnification Liabilities under this Article VII, within five (5) Business Days after receipt of such claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII. If within ten (10) Business Days after receiving the notice of the Third Party Claim, the Indemnifying Party (i) gives written notice to the Indemnified Party stating that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party's own cost and expense and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party, which consent shall not be unreasonably withheld or delayed) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification under this Article VII. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, provided the Indemnifying Party's obligation to indemnify such Indemnified Party therefor will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement Action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the Action or proceeding include both the Indemnifying Party and the Indemnified Party and counsel for the Indemnified Party reasonably determines that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, then the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party, provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

Section 7.6 Subrogation. To the extent that an Indemnified Party is entitled to and receives indemnification pursuant to this Article VII, the Indemnifying Party shall be entitled to exercise, and shall be subrogated (on a non-recourse basis and without any representation or warranty by the Indemnified Party) to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s subsidiaries or other Affiliates may have against any other person with respect to any damages, circumstances or matter to which such indemnification is directly related. The Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the right of subrogation of the Indemnifying Party under this Section 7.5. Any payment received in respect of such rights and remedies shall be distributed, first, to the Indemnifying Party in an amount equal to the aggregate payments made by the Indemnifying Party to the Indemnified Party in respect of such indemnification and, second, the balance, if any, to the Indemnified Party.

Section 7.7 Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable law, (a) no party nor the Stockholders’ Representative, nor any current or former Stockholder or director, officer, employee, consultant, affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other person, either in contract, tort or otherwise, for any special, indirect, consequential, exemplary or punitive damages or any damages associated with any lost profits or lost opportunities of such other person (including loss of future revenue, income or profits, diminution of value or loss of business reputation) relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party; and (b) the Milestone Payment amounts payable by Buyer shall be considered direct damages, and not otherwise special, indirect, or consequential in nature.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) or when sent by electronic mail (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer or Merger Sub, to:

ContraVir Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey 08837

Email: jcavan@contravir.com

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attention: Jeffrey Fessler, Esq.

Email: jfessler@srff.com

(b)	if to Company, to:

Ciclofilin Pharmaceuticals, Inc.

12707 High Bluff Drive, Suite 201

San Diego, CA 92130

Email:

with a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston J. Larson, Esq.

Email: cheston.larson@lw.com

Section 8.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

Section 8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto (and the Indemnified Parties) any rights or remedies hereunder; provided, however, that following the Effective Time, each Stockholder shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article I.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.7 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.8 Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, and any state appellate court therefrom within the State of New York, New York County, or in the United States District Court for the Southern District of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Buyer, Merger Sub and Company hereby consent to service being made through the notice procedures set forth in Section 8.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.11 Stockholder Representative.

(a) Appointment. (i) By voting or executing a written consent in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the Merger Consideration, each Stockholder shall be deemed to have approved the designation of, and hereby designates, Robert Foster, Pharm.D., Ph.D. (and by execution of this Agreement Dr. Foster hereby accepts such appointment) as exclusive agent and attorney-in-fact for and on behalf of the Stockholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Stockholder with respect to this Agreement. Following the Effective Time, the Stockholder Representative may take any and all actions and make any decisions that he believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders as if the Stockholders were acting on their own behalf, including, giving and receiving any notice or instruction permitted or required under this Agreement by the Stockholder Representative or any Stockholder, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, dealing with the Buyer under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholder, except as expressly provided herein. Without limiting the generality of the foregoing, following the Effective Time, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement on behalf of all of the Stockholders and to consent to any amendment hereof or thereof on behalf of all of the Stockholders. Each Stockholder hereby agrees to receive correspondence from the Stockholder Representative, including in electronic form.

(ii)            The powers, immunities and rights granted to the Stockholder Representative in this Section 8.11: (i) are coupled with an interest and shall be irrevocable, (ii) may be delegated by the Stockholder Representative, and (iii) shall survive the death, incompetence, bankruptcy, liquidation or incapacity of each Stockholder and shall be binding on any successor thereto. The Stockholder Representative may resign at any time and such Person may be changed by the holders of a majority in interest of, collectively, (i) the shares of Company Common Stock, and any such successor shall succeed the Stockholder Representative as Stockholder Representative hereunder; provided that Buyer is provided with at least ten (10) Business Days prior written notice of such upcoming change to the Stockholder Representative. The immunities and rights set forth herein shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services in his capacity as Stockholder Representative.

(b)  Actions of the Stockholder Representative. From and after the Effective Time, a decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder, and Buyer and the Surviving Corporation shall be entitled to deal exclusively with the Stockholder Representative on all matters set forth in this Agreement and may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Stockholder. The Stockholder Representative shall be entitled to: (i) rely upon the Closing Equity Payment Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. Further, all defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement are waived.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Legal Representation. Each party hereto acknowledges that it has been given the opportunity to be represented by independent legal counsel in the preparation of this Agreement and hereby waives any allegations that it has not been represented by its own counsel. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 8.14 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 8.14 and shall be equally applicable to both the singular and plural forms.

(a) "$" means United States dollars.

(b) “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) the sale, license or disposition of all or a material portion of any of the Company’s business or assets;

(ii) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to employees of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or

(iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

(c) "Action" means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(d) "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

(e) “Bridge Loan” means that certain 1% Convertible Note due October 12, 2016 issued by the Company to Buyer on April 12, 2016 in the amount of $200,000.

(f) “Buyer Liquidation Event” means and shall be deemed to be occasioned by, or to include, (i) the merger or consolidation of Buyer by means of any transaction or series of related transactions with or into another entity, provided that the applicable transaction shall not be deemed a Buyer Liquidation Event unless Buyer’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately following such transaction; (ii) any transaction or series of related transactions to which Buyer is a party in which in excess of fifty percent (50%) of Buyer’s voting power is transferred; provided that a Buyer Liquidation Event shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by Buyer or indebtedness of Buyer is cancelled or converted or a combination thereof occurs; or (iii) a sale, pledge, exclusive license or other disposition of all or substantially all of the assets of Buyer to a Person that Buyer does not hold at least fifty percent (50%) of the voting power of or to a Person in which the stockholders of Buyer immediately prior to such transaction do not hold at least fifty percent (50%) of the voting power immediately following such transaction.

(g) "Business Day" means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(h) "Buyer Material Adverse Effect" means a Material Adverse Effect with respect to Buyer.

(i) “Closing Statement” means the statement prepared by the Company (in accordance with the same accounting principles and methodologies used to prepare the Company Financial Statements) setting forth (1) the unpaid Transaction Expenses and (2) the names, addresses, and other contact information for the Stockholders, including the payment instructions for the unpaid Transaction Expenses.

(j) "Contract" means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, Permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(k) "Damages" means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including, without limitation, income and other taxes, interest, penalties and reasonable attorneys' and accountants' fees and disbursements).

(l) "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(m) "Environmental Laws" means any national, federal, provincial, state or local law, statute, ordinance, rule, regulation, license, Permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Entity (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or Damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term "Environmental Laws" includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or Damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

(n) "Governmental Entity" means any domestic or foreign governmental, administrative, judicial or regulatory authority.

(o) “Indebtedness” shall mean, with respect to the Company or any subsidiary, without duplication: (1) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, including the principal, interest and fees owing under the Notes; (2) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (3) any obligations under conditional sale, title retention or similar agreements or agreements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments); (4) any capital lease obligations (other than capital lease obligations in respect of office equipment); (5) any net obligations in respect of interest rate and currency swaps, collars, caps, hedges or similar arrangements; (6) any accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (7) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company.

(p) "IRS" means the Internal Revenue Service.

(q) "Knowledge of Company" means the actual knowledge of the directors, officers and key employees of Company.

(r) "Knowledge of Buyer" means the actual knowledge of the directors, officers and key employees of Buyer and Buyer Operating Subs.

(s) "Legal Requirement" means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, Orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Entity, in each case as and to the extent applicable to a Person or such Person's business, operations or properties.

(t) "Company Material Adverse Effect" means a Material Adverse Effect with respect to Company.

(u) "Material Adverse Effect" means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of a Person taken as a whole or that would reasonably be expected to prevent or materially delay a party hereto from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby provided, however, that "Material Adverse Effect" shall not include any change, effect, event or occurrence, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Company or Buyer operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other parties hereto; (vi) any matter of which Company or Buyer is aware on the date hereof; (vii) any changes in applicable laws or accounting rules; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others; (ix) any natural or man-made disaster or acts of God; or (x) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(v) “Milestone Diligence Efforts” means the performance of commercially reasonable efforts and obligations in a sustained manner consistent with the efforts and resources a pharmaceutical company of similar resources as Buyer typically devotes in pursuing, in a reasonably timely manner, the development and approval of its own product candidates of similar market potential, profit potential or strategic value at a similar stage in its lifecycle.

(w) "Order" means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

(x) "Outside Date" means September 30, 2016.

(y) "Permits" means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Entity.

(z) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(aa) “Phase I Positive Data” means that CPI-431-32 shall have demonstrated sufficient safety and tolerability in healthy subjects to support a Phase II clinical trial.

(bb) “Phase II Positive Data” means that CPI-431-32 shall have demonstrated that it shows good efficacy versus Hepatitis B virus either alone or in combination with CMX-157. Good efficacy is defined as a 2 log drop in HBV DNA.

(cc) "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

(dd) "Stockholder" means a holder of Company Common Stock.

(ee) "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Buyer or Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(ff) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise, tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

(gg) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(hh) "Transaction Expenses" means, as set forth in Section 8.14(hh) of the Company Disclosure Schedule, all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and any related documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby in an amount not to exceed $300,000.

(ii) "Treasury Regulations" means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Buyer, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CONTRAVIR PHARMACEUTICALS, INC.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	Chief Executive Officer

CICLOFILIN ACQUISITION CORP.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	Chief Executive Officer

CICLOFILIN PHARMACEUTICALS, INC.

By:	/s/ Robert Foster
Name:	Robert Foster, Pharm.D., Ph.D.
Title:	Chief Executive Officer

ROBERT FOSTER, PHARM.D., PH.D., AS STOCKHOLDER REPRESENTATIVE

By:	/s/ Robert Foster
Name:	Robert Foster, Pharm.D., Ph.D.

[Signature Page to Agreement and Plan of Merger]